Eastman Board Declares Regular Quarterly Dividend;
Announces Termination of Stockholder Rights Plan

KINGSPORT, Tenn., Dec. 8, 2006 — Eastman Chemical Company (NYSE:EMN) today announced that its board of directors has declared a quarterly cash dividend of $0.44 per share on the company’s common stock, which will be payable to stockholders of record as of Dec. 18, 2006.

In addition, the board of directors voted to redeem all of the rights outstanding under the company’s stockholder rights plan, effective as of Dec. 18, 2006. This action will terminate the company’s stockholder rights plan.

“We remain focused on enhancing long-term value for stockholders through the continued implementation of our recently announced long-term strategy,” said Brian Ferguson, Eastman chairman and CEO. "Our decision to terminate the stockholder rights plan reflects the board’s ongoing commitment to sound corporate governance.”

Currently, one preferred stock purchase right is attached to each share of Eastman's common stock. In order to redeem these rights, the company will pay the redemption price of one cent per right in cash to stockholders of record as of the close of business on Dec.18, 2006. Stockholders are not required to take any action to receive the redemption payment.

Eastman expects to mail both the cash dividend and the redemption payments to record holders on Jan. 2, 2007.

In evaluating the rights plan, the board considered a wide variety of factors bearing on the company and its stockholders including, among other factors, the company's current stockholder base, stockholder views about rights plans and the company's other available protections against abusive takeover practices. The board has reserved the right in its sole discretion to take any actions in the future that it determines in the exercise of its fiduciary duties to be necessary or advisable, which could include the adoption of a new stockholder rights plan.

Eastman manufactures and markets chemicals, fibers, and plastics worldwide. It provides key differentiated coatings, adhesives and specialty plastics products; is the world’s largest producer of PET polymers for packaging; and is a major supplier of cellulose acetate fibers. Founded in 1920 and headquartered in Kingsport, Tenn., Eastman is a FORTUNE 500 company with 2005 sales of $7 billion and approximately 12,000 employees. For more information about Eastman, visit www.eastman.com.

##

Contacts:
Investors: Greg Riddle
212-835-1620 / griddle@eastman.com
Media: Nancy Ledford
423-229-5264 / nledford@eastman.com